                                                                     EXHIBIT 2.4



                            STOCK PURCHASE AGREEMENT


                                    BETWEEN


                              VAALCO ENERGY, INC.


                                   AS SELLER,



                                      AND


                       PANAFRICAN ENERGY CORPORATION LTD


                                 AS PURCHASER,



                         Dated as of January 15, 2001.

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
ARTICLE 1 PURCHASE AND SALE....................................................   1
Section 1.1        Purchase and Sale..........................................    1
Section 1.2        Certain Definitions........................................    1
ARTICLE 2 CONSIDERATION.......................................................    3
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER............................    3
Section 3.1        Disclaimers................................................    3
Section 3.2        Seller.....................................................    4
Section 3.3        The Company................................................    5
Section 3.4        Hydrocarbon Interest.......................................    7
Section 3.5        Litigation.................................................    7
Section 3.6        Taxes and Assessments......................................    7
Section 3.7        Outstanding Capital Commitments............................    7
Section 3.8        Compliance with Laws.......................................    8
Section 3.9        Contracts..................................................    8
Section 3.10       Advance Sale of Production.................................    8
Section 3.11       Consents and Preferential Purchase Rights..................    8
Section 3.12       Liability for Brokers' Fees................................    8
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................    9
Section 4.1        Existence and Qualification................................    9
Section 4.2        Power......................................................    9
Section 4.3        Authorization and Enforceability...........................    9
Section 4.4        No Conflicts...............................................    9
Section 4.5        Consents, Approvals or Waivers.............................    9
Section 4.6        Litigation.................................................   10
Section 4.7        Financing..................................................   10
Section 4.8        Liability for Brokers' Fees................................   10
ARTICLE 5 COVENANTS OF THE PARTIES............................................   10
Section 5.1        Access.....................................................   10
Section 5.2        Notification of Breaches...................................   11
Section 5.3        Public Announcements.......................................   11
Section 5.4        Operation of Business......................................   12
Section 5.5        Conduct of the Company.....................................   12
Section 5.6        Indemnity Regarding Access.................................   13
Section 5.7        Consents and Preferential Rights...........................   13
Section 5.8        Governmental Reviews.......................................   13
Section 5.9        Further Assurances.........................................   13
ARTICLE 6 CONDITIONS TO CLOSING...............................................   14
Section 6.1        Conditions of Seller to Closing............................   14

Section 6.2        Conditions of Purchaser to Closing.........................   14
ARTICLE 7 CLOSING.............................................................   15
Section 7.1        Time and Place of Closing..................................   15
Section 7.2        Obligations of Seller at Closing...........................   16
Section 7.3        Obligations of Purchaser at Closing........................   16
Section 7.4        Casualty or Condemnation Loss..............................   17
ARTICLE 8 TAX MATTERS.........................................................   17
Section 8.1        Liability for Taxes........................................   17
Section 8.2        Preparation and Filing of Tax Returns......................   18
Section 8.3        Allocation Arrangements....................................   18
Section 8.4        Access to Information......................................   18
Section 8.5        Tax Proceedings............................................   19
Section 8.6        Conflict...................................................   19
ARTICLE 9 TERMINATION.........................................................   19
Section 9.1        Termination................................................   19
Section 9.2        Effect of Termination......................................   19
ARTICLE 10 INDEMNIFICATION; LIMITATIONS.......................................   20
Section 10.1       Indemnification............................................   20
Section 10.2       Indemnification Actions....................................   22
Section 10.3       Limitation on Actions......................................   24
ARTICLE 11 MISCELLANEOUS......................................................   25
Section 11.1       Counterparts...............................................   25
Section 11.2       Notices....................................................   25
Section 11.3       Sales or Use Tax, Recording Fees and Similar Taxes and Fees   25
Section 11.4       Expenses...................................................   26
Section 11.5       Change of Name.............................................   26
Section 11.6       Replacement of Bonds, Letters of Credit and Guarantees.....   26
Section 11.7       Records....................................................   26
Section 11.8       Governing Law..............................................   27
Section 11.9       Arbitration................................................   27
Section 11.10      Captions...................................................   28
Section 11.11      Waivers....................................................   28
Section 11.12      Assignment.................................................   28
Section 11.13      Amendment..................................................   28
Section 11.14      No Third-Person Beneficiaries..............................   28
Section 11.15      References.................................................   28
Section 11.16      Construction...............................................   29
Section 11.17      Limitation on Damages......................................   29
Section 11.18      Severability...............................................   29

EXHIBITS:

Exhibit A - Hydrocarbon Interest

Exhibit B - Supplemental and Correction Deed of Assignment from Western Atlas
            Afrique, Ltd. to Vaalco Energy (Gabon), Inc.

Exhibit C - The Amendment One to the Joint Operating Agreement

                             Index of Defined Terms

Defined Term                       Section
------------                       -------
AAA...........................  11.9
Accounting Principles.........  3.3(g)
Affiliate.....................  1.2(b)
Agreement.....................  Preamble
Allocated Value...............  5.7
Assets........................  1.2(a)
Balance Sheet.................  3.3(g)
Bill of Sale and Agreement....  1.2(a)(i)
Business Day..................  1.2(c)
Claim.........................  10.2(b)
Claim Notice..................  10.2(b)
Closing.......................  7.1
Closing Date..................  7.1
Company.......................  Recitals
Contract Area.................  1.2(a)(iii)
Contracts.....................  1.2(a)(iv)
Damages.......................  10.1(d)
Deed of Assignment............  1.2(a)(i)
Effective Time................  3.7
Equipment.....................  1.2(a)(vi)
Governmental Authority........  1.2(d)
Headquarters Employees........  5.8(b)
Hydrocarbon Interest..........  1.2(a)(i)
Hydrocarbons..................  1.2(a)(iv)
Indemnified Person............  10.2(a)
Indemnifying Person...........  10.2(a)
Joint Operating Agreement.....  6.2(f)
JOA Amendment.................  6.2(f)
Laws..........................  1.2(e)
Material Adverse Effect.......  3.1(d)
National Employees............  5.8(a)
Party; Parties................  Preamble
Person........................  1.2(f)
Post-Effective Time Period....  8.1(b)
Pre-Effective Time Period.....  8.1(a)
Purchaser.....................  Preamble
Records.......................  1.2(a)(vi)
Seller........................  Preamble
Shares........................  Recitals
Tax...........................  1.2(g)
Tax Indemnified Person........  8.6(a)
Tax Indemnifying Person.......  8.6(a)
Tax Items.....................  8.2(a)

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement"), is dated as of January 15, 2001, by and between VAALCO Energy, Inc., a company organized under the laws of Delaware ("Seller"), and PanAfrican Energy Corporation Ltd., a company organized under the laws of the States of Jersey ("Purchaser"). Seller and Purchaser are sometimes referred to collectively as the "Parties" and individually as a "Party."

                                   RECITALS:

     Seller desires to sell and Purchaser desires to purchase all of the issued and outstanding shares (the "Shares") of VAALCO Energy (Gabon), Inc., a company organized under the laws of Delaware (the "Company").

     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                         ARTICLE 1  PURCHASE AND SALE

     SECTION 1.1 PURCHASE AND SALE. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase, accept and pay for the Shares.

     SECTION 1.2  CERTAIN DEFINITIONS. As used herein:

        (a) "Assets" means all of the Company's right, title, and interest in and to the following:

                (i) The Exploration and Production Sharing Contract described in
             Exhibit A (the "Hydrocarbon Interest"), and the assets described under that certain Supplemental and Correction Deed of Assignment by and between Western Atlas Afrique, Ltd., as Assignor, to the Company, as Assignee (the "Deed of Assignment") attached as
             Exhibit B.

                (ii) All units that include all or a part of the area subject to the Hydrocarbon Interest (the "Contract Area");

                (iii) All presently existing contracts, agreements and
             instruments to which the Company's interest in the Hydrocarbon Interest is subject, including operating agreements, unitization, pooling and communitization agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, processing agreements, agreements for the sale and purchase of oil, gas and/or other liquid or gaseous hydrocarbons or any combination thereof ("Hydrocarbons"), all of which are hereinafter collectively referred to as "Contracts", provided that "Contracts" shall not include the Hydrocarbon Interest;

                (iv) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other rights appurtenant to, and used or held for use solely in connection with, the Hydrocarbon Interest;

                (v) Equipment, machinery, fixtures and other tangible personal property and improvements located on the Contract Area or used or held for use solely in connection with the operation of the Hydrocarbon Interest (the "Equipment");

                (vi) All books, records, data, files, maps and accounting records related solely to the Hydrocarbon Interests, or used or held for use solely in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records licensed from a third Person which are not transferable or cannot be disclosed under the terms of the license in the event of a sale of the Company or for which the license will terminate or a transfer fee or similar payment will be incurred upon a sale of the Company, (ii) any computer software that is proprietary to any Affiliate of the Company, (iii) attorney-client communications with, and work product of, legal counsel for the Company or any Affiliate of the Company other than Contracts and correspondence of such legal counsel with third Persons, including Governmental Authorities, who are not employed by or acting for such Affiliates or counsel for such Affiliates (the "Records").

                (vii) 32.50% of the Cost Oil pool under said Exploration and Production Sharing Contract.

        (b) "Affiliate" means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

        (c) "Business Day" means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas, United States of America.

        (d) "Governmental Authority" means any government, including without limitation the governments of the United States of America, States of Jersey, Mauritius and Gabon, and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities.

        (e) "Laws" means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

        (f) "Person" means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

        (g) "Tax" means all federal, state, local and foreign taxes, including income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other assessments, duties, fees, levies or other charges imposed by a Governmental Authority together with any interest, fine or penalty thereon, or addition thereto.

                           ARTICLE 2  CONSIDERATION

     The Parties have entered into this Agreement in consideration of the mutual promises contained herein, and other good and valuable consideration.

              ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLER

        SECTION 3.1  DISCLAIMERS.

        (a) Except as and to the extent expressly set forth in this Article 3 or in the certificate of Seller to be delivered pursuant to Section 7.2(c), (i) Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates).

        (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 3 OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 7.2(c), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (VI) THE

MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

        (c) Any representation "to the knowledge of Seller" or "to Seller's knowledge" is limited to matters within the actual conscious awareness of Seller's and its Affiliates' officers and directors.

        (d) Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Matters may be disclosed on a schedule for purposes of information only. As used herein, "Material Adverse Effect" means a material adverse effect on the ownership, operation or value of the Company or the Assets, taken as a whole; provided, however, that "Material Adverse Effect" shall not include material adverse effects resulting from general changes in Hydrocarbon prices; general changes in industry, economic or political conditions; civil unrest, insurrection or similar disorders; or changes in Laws.

        (e) Subject to the foregoing provisions of this Section 3.1, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 3.2 through 3.12.

SECTION 3.2  SELLER.

        (a) Existence and Qualification. Seller is a company duly organized and validly existing under the laws of Delaware and is duly qualified to do business as a foreign company in each jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

        (b) Power. Seller has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

        (c) Authorization and Enforceability. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (d) No Conflicts. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of incorporation or bylaws of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Seller is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest or (iv) violate any Laws applicable to Seller, or any of the Assets, except any matters described in clauses (ii),
(iii), or (iv) above which would not have a Material Adverse Effect.

SECTION 3.3  THE COMPANY.

        (a) Title to Shares. Seller has good and valid title to the Shares, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, and upon Seller's receipt of the consideration described in Article II, good and valid title to the Shares shall pass to Purchaser, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, other than those arising from acts of Purchaser or its Affiliates. Other than this Agreement, the Shares are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

        (b) Existence and Qualification. The Company is a company duly organized and validly existing under the Laws of Delaware and is duly qualified to do business as a foreign company in each jurisdiction where it does business, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

        (c) Power. The Company has the corporate power and authority to own, lease or otherwise hold the Assets and conduct its business in the manner presently conducted.

        (d) No Conflicts. The consummation of transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of incorporation or bylaws of the Company, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, license or agreement to which the Company is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to the Company as a party in interest, or (iv) violate any Laws applicable to the Company, or any of the Assets.

        (e) Charter and Bylaws. Seller has delivered to Purchaser true and complete copies of the charter and by-laws (or equivalent governing instruments), each as amended to the Closing Date, of the Company. The stock certificates and transfer books, and the minute books of the Company (which have been made available for inspection by Purchaser prior to the date hereof) are true, complete and current.

        (f) The Shares. The entire authorized capital stock of the Company is the Shares, consisting of 1,000 shares of common stock, par value $10.00, and all the Shares are duly authorized and validly issued and outstanding, fully paid, non-assessable and not issued in violation of any preemptive rights. Except for the Shares, there are no outstanding shares of capital stock or other equity securities of the Company, or any contractual arrangements giving any person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any capital stock of the Company. Other than this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which Seller or the Company is or may become obligated to issue or sell any shares of capital stock or other equity securities of the Company.

        (g) Balance Sheet. The consolidated, audited balance sheet (the "Balance Sheet") of the Company as of the Effective Time attached hereto as Schedule 3.3(g) has been prepared from the books and records of the Company in conformity with United States generally accepted accounting principles as published by the Financial Accounting Standards Board (the "Accounting Principles") and fairly presents the financial position of the Company as of the date thereof.

        (h) Subsidiaries. The Company does not directly or indirectly own any capital stock or other equity interest in any Person.

        (i) Employees. The Company has no past or current employees and no past or current employee benefit plans. The Company's directors and officers are not directly compensated by the Company.

        (j) Company History. The Company was formed by Seller in 1995, and since the date of its formation the sole activity of the Company has been to own the Assets, participate under the Hydrocarbon Interest and undertake activities related thereto. The Company does not own any material property (real, personal or mixed) other than the Assets. The Company is not engaged in and is not otherwise a party to any joint venture, partnership or enterprise other than as directly regards and concerns the Assets.

        SECTION 3.4 HYDROCARBON INTEREST. The Hydrocarbon Interest is in full force and effect, and neither the Company nor, to the knowledge of Seller, any other Person is in default thereunder except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. The Company owns a 32.50% undivided interest in the Assets and the "Contractor's" rights to the Hydrocarbon Interest free and clear of any liens, mortgages, security interests, charges, pledges or other encumbrances or ownership rights of third Persons of any kind or character except (a) rights of Governmental Authorities in the Republic of Gabon and their assignees under the terms of the Hydrocarbon Interest or the Contracts or applicable Law, (b) preferential rights, similar rights and rights to consent, if any, held by third Persons under the operating agreement or other agreements applicable to the Hydrocarbon Interest as described on Schedule 3.11 and (c) those encumbrances or ownership rights described on Exhibit A.

        SECTION 3.5 LITIGATION. There are no actions, suits or proceedings pending, or to Seller's knowledge threatened in writing, before any Governmental Authority or arbitrator with respect to the Company or the Assets.

        SECTION 3.6 TAXES AND ASSESSMENTS. The Company has filed all Tax returns required to be filed by the Company. The Company has withheld and paid all Taxes that were required to be withheld or due and payable by the Company. The Company has not received written notice of any threatened or pending claim against the Company from any applicable taxing authority for assessment of Taxes. The Company is not the beneficiary of any extension of time to file any Tax return. The Company has not expressly waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. The Company has not received any written notice of a claim made by a tax authority in a jurisdiction where the Company has not filed Tax returns that the Company is or may be subject to taxation in that jurisdiction. The Company has no obligation to pay the Taxes of any other Person as a transferee or successor, by contract or otherwise.

        SECTION 3.7 OUTSTANDING CAPITAL COMMITMENTS. Except as provided in the current approved work program and budget under the joint operating agreement for the Contract Area, or as otherwise disclosed on Schedule 3.7, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Company and which Seller reasonably anticipates will individually require expenditures at or after 12:01 a.m. local time on October 1, 2000 (the "Effective Time") in excess of fifty thousand U.S. dollars (U.S.$50,000).

        SECTION 3.8 COMPLIANCE WITH LAWS. The Company has complied with all applicable Laws, except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company, nor the officers or directors of the Company, in any unlawful manner, have offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the paying of anything of value to foreign governmental officials, political parties, political officials or candidates for political office, or to any person while knowing that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any foreign officials, for the purpose of influencing such foreign officials acting in their official capacity, inducing such foreign officials to do or omit to do any acts in violation of the lawful duty of such foreign officials or securing any improper advantage, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person. The Company has complied with all applicable import/export laws and regulations, including obtaining, to the extent required, applicable export license and permits and refraining from participating in illegal boycotts, except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect.

        SECTION 3.9 CONTRACTS. Neither the Company, nor to the knowledge of Seller, any other Person is in default under any Contract except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 3.9, there are no Contracts that will be binding on the Company or the Assets after Closing.

        SECTION 3.10 ADVANCE SALE OF PRODUCTION. The Company is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than arrangements established in the Hydrocarbon Interest), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company's interest in the Hydrocarbon Interest at some future time without receiving payment therefor at or after the time of delivery .

        SECTION 3.11 CONSENTS AND PREFERENTIAL PURCHASE RIGHTS. The Hydrocarbon Interest is not subject to any preferential rights to purchase or similar rights or required third Person consents to assignment, which may be applicable to the transactions contemplated by this Agreement, except as set forth on Schedule 3.11.

        SECTION 3.12 LIABILITY FOR BROKERS' FEES. Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or the Company, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

            ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller the following:

        SECTION 4.1 EXISTENCE AND QUALIFICATION. Purchaser is a corporation organized, validly existing and in good standing under the laws of the States of Jersey; and Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties.

        SECTION 4.2 POWER. Purchaser has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

        SECTION 4.3 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except a s such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        SECTION 4.4 NO CONFLICTS. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, will not (i) violate any provision of the certificate of incorporation or bylaws (or other governing instruments) of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Purchaser is a party or by which it is bound, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest or (iv) violate any Law applicable to Purchaser or any of its assets, except any matters described in clauses (ii), (iii) or (iv) above which would not have a material adverse effect on Purchaser or its properties.

        SECTION 4.5 CONSENTS, APPROVALS OR WAIVERS. The execution, delivery and performance of this Agreement by Purchaser will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person.

        SECTION 4.6 LITIGATION. There are no actions, suits or proceedings pending, or to Purchaser's knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any subsidiary of Purchaser which are reasonably likely to impair materially Purchaser's ability to perform its obligations under this Agreement.

        SECTION 4.7 FINANCING. Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the consideration described in Article II to Seller at the Closing.

        SECTION 4.8 LIABILITY FOR BROKERS' FEES. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

                     ARTICLE 5   COVENANTS OF THE PARTIES

        SECTION 5.1 ACCESS. Seller will give Purchaser and its representatives access to the Assets and access to and the right to copy, at Purchaser's expense, the Records in Seller's and its Affiliates' possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any obligations to any third Person and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller's normal business hours, and Purchaser's investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. Unless and until the Closing occurs, Purchaser shall keep all information obtained by Purchaser and its representatives from Seller and its representatives with respect to the Company or the Assets, except information that was already in Purchaser's possession (and not subject to any confidentiality restrictions in favor of Seller), confidential and not disclose the same except that Purchaser may disclose such information:

                (a)  to its Affiliates;

                (b) to employees, officers and directors of Purchaser and its Affiliates;

                (c) to professional consultants, agents or advisors retained by Purchaser for purposes of evaluating such information;

                (d) to Governmental Authorities and third Persons holding preferential rights to purchase or similar rights or rights of consent that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such rights, or such consents;

                (e) to the extent disclosure is required by applicable Law or the applicable rules of any stock exchange having jurisdiction over Purchaser or its Affiliates; and

                (f) which is acquired independently from a third Person who is not under any obligation of confidentiality to Seller or its Affiliates.

Purchaser shall require any Person to whom information is disclosed under
Section 5.1(c) to agree in writing to keep such information confidential for the benefit of Seller. Purchaser shall be responsible for insuring that all Persons to whom it discloses such information under Sections 5.1(a), (b) or (c) keep such information confidential and shall be liable for any breach of that confidentiality obligation by any such disclosee.

        SECTION 5.2  NOTIFICATION OF BREACHES. Until the Closing,

                (a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

                (b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

If any of Purchaser's or Seller's representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser's or Seller's covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the

Closing (or, if the Closing does not occur, by the date set forth in Section 9.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

        SECTION 5.3 PUBLIC ANNOUNCEMENTS. Until the Closing, neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (i) that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates or (ii) to Governmental Authorities and third Persons holding preferential rights to purchase or rights of consent that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such rights, or such consents.

        SECTION 5.4 OPERATION OF BUSINESS. Except as provided in the current approved work program and budget under the joint operating agreement for the Contract Area, or as otherwise set forth on Schedule 3.7, until the Closing, Seller will cause the Company to (i) operate its business in the ordinary course, (ii) not, without the prior written consent of Purchaser, which consent shall not be unreasonably conditioned or withheld, commit to any operation reasonably anticipated to require future capital expenditures by the Company in excess of U.S.$20,000, or terminate, amend, execute or extend any Contracts affecting the Assets, (iii) maintain insurance coverage on the Assets in the amounts and of the types presently in force, (iv) use reasonable efforts to maintain in full force and effect the Hydrocarbon Interest, (v) maintain all material governmental permits and approvals affecting the Assets, and (vi) not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets except for (A) transfers of Assets pursuant to valid third Person exercises of preferential purchase rights or similar rights and (B) sales and dispositions of Equipment made in the ordinary course of business consistent with past practices. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

        SECTION 5.5 CONDUCT OF THE COMPANY. The Seller shall not permit the Company to do any of the following without the prior written consent of the
Purchaser: (i) amend its charter, by-laws or equivalent governing instruments;
(ii) issue, redeem or otherwise acquire any shares of its capital stock or issue any option, warrant or right relating to its capital stock or any securities convertible into or exchangeable for any shares of capital stock or declare or pay any dividend (whether in cash, stock, property, or any combination thereof), or declare or pay any stock-split; (iii) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than accounts payable incurred in the ordinary course of business; (iv) lend to any Person (except as set forth in Section 5.5 (ix)) or make an equity investment in any other Person; (v) make any change in any method of accounting or accounting practice or policy other than those required by the Accounting Principles; (vi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (vii) enter into any lease of real property, except any renewals of existing leases in the ordinary course of business; (viii) enter into any settlement of any issue with respect to any assessment or audit or other administrative or judicial proceeding with respect to Taxes; (ix) make any loan (other than (A) accounts receivable in the ordinary course of business, (B) advances or cash call payments to the operator as required under applicable operating agreements, or (C) advances on behalf of co-owners for costs under applicable operating agreements) to any Person; (x) terminate or voluntarily relinquish any permit, license or other authorization from any Governmental Authority necessary for the conduct of the Company's business or operations or which relates in any way to any Asset or (xi) agree to do any of the foregoing. Purchaser's approval of any action restricted by this Section 5.5 shall not be unreasonably withheld.

        SECTION 5.6 INDEMNITY REGARDING ACCESS. Purchaser agrees to indemnify, defend and hold harmless Seller, its Affiliates, and all such Persons' directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys' fees), including claims (including without limitation contribution or indemnity claims by other owners of the Hydrocarbon Interest), liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, arising out of or relating to access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their directors, officers, employees, agents or representatives under Section 5.1 hereof (to which Purchaser was not otherwise entitled as a co-owner of the Hydrocarbon Interest), even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person.

        SECTION 5.7  CONSENTS AND PREFERENTIAL RIGHTS.

                (a) Promptly after the date hereof, Seller shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth on Schedule 3.11 requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule 3.11 in compliance with the terms of such rights and requesting waivers of such rights. Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement. Seller shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Purchaser shall cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights and similar rights.

                (b) Should any preferential right to purchase any portion of the Assets be exercised prior to Closing, or should any Person holding a right of first opportunity deliver a binding offer on terms more favorable to Seller than the terms of this Agreement, this Agreement shall terminate in accordance with Article 9.

        SECTION 5.8 GOVERNMENTAL REVIEWS. Seller and Purchaser shall each in a timely manner make (a) all required filings, if any, and prepare applications to and conduct negotiations, with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.

        SECTION 5.9 FURTHER ASSURANCES. After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

                       ARTICLE 6  CONDITIONS TO CLOSING

        SECTION 6.1 CONDITIONS OF SELLER TO CLOSING. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

                (a) Representations. The representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specific date, which need only be true and correct on and as of such specified date);

                (b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

                (c) No Action. On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller or any Affiliate of Seller resulting therefrom; and

                (d) Consents and Waivers. All necessary consents and approvals required from Governmental Authorities and all material consents and approvals required from other third Persons for the consummation of the transactions contemplated by this Agreement shall have been granted, and all preferential purchase rights, rights of first opportunity and similar rights with respect to such transactions shall have been waived, expired without exercise, or, in the case of rights of first opportunity, resulted in an offer which was properly rejected by Seller or the Company, as applicable.

                (e) Closing of Western Atlas Afrique Transaction. Seller or its Affiliates shall have consummated the acquisition of all of the stock of Western Atlas Afrique, Ltd. from Western Atlas International, Inc. and Western Atlas Afrique, Ltd. shall have duly executed and delivered to the Company the Deed of Assignment.

        SECTION 6.2 CONDITIONS OF PURCHASER TO CLOSING. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

                (a) Representations. The representations and warranties of Seller set forth in Article 3 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not have a Material Adverse Effect;

                (b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

                (c) No Action. On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

                (d) Consents and Waivers. All necessary consents and approvals required from Governmental Authorities and all material consents and approvals required from other third Persons for the consummation of the transactions contemplated by this Agreement shall have been granted, and all preferential purchase rights, rights of first opportunity and similar rights with respect to such transactions shall have been waived, expired without exercise, or, in the case of rights of first opportunity, resulted in an offer which was properly rejected by Seller or the Company, as applicable; and

                (e) Material Adverse Change. There shall have been no material adverse changes since the Effective Time in the business, operations, assets or condition of the Company, taken as a whole, except as may have resulted from general changes in Hydrocarbon prices; general changes in industry, economic or political conditions; civil unrest, insurrection or similar disorders; or changes in Laws.

                (f) The Amendment One to the Joint Operating Agreement. The Amendment One to the Joint Operating Agreement (the "JOA Amendment") substantially in the form of Exhibit C attached hereto, amending that certain Joint Operating Agreement among Vaalco Gabon (Etame), Inc., Operator, Vaalco Energy (Gabon), Inc. and other Non-operators dated as of April 4, 1997 covering the Hydrocarbon Interest (the "Joint Operating Agreement") shall be duly executed by the parties thereto.

                              ARTICLE 7  CLOSING

        SECTION 7.1 TIME AND PLACE OF CLOSING. The consummation of the purchase and sale of the Shares contemplated by this Agreement (the "Closing") shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller located at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, at 10:00 a.m., local time, on January, ___ 2001 or if all conditions in
Article 6 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 9. The date on which the Closing occurs is referred to herein as the "Closing Date."

        SECTION 7.2 OBLIGATIONS OF SELLER AT CLOSING. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by

Purchaser of its obligations pursuant to Section 7.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

                (a) A duly executed share transfer form for transfer of the Shares to Purchaser;

                (b) Resignations of the directors and officers of the Company, including a confirmation by each of them that he(she) has no claim against the Company for compensation for loss of office or termination of employment;

                (c) A certificate duly executed by an authorized corporate officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Sections 6.2(a) and 6.2(b) have been fulfilled; and

                (d) A certificate duly executed by the secretary or any assistant secretary of Seller, dated as of the Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of (A) the certificate of incorporation and the bylaws of Seller, each as in effect as of the Closing,
                     (B) the resolutions of the Board of Directors of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, and (C) any required approval by the stockholders of Seller of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Seller the incumbency of each officer of Seller executing this Agreement or any document delivered in connection with the Closing.

        SECTION 7.3 OBLIGATIONS OF PURCHASER AT CLOSING. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 7.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

                (a)  Transfer of any agreed cash consideration;

                (b) A certificate by an authorized corporate officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 6.1(a) and 6.1(b) have been fulfilled; and

                (c) A certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing,
                     (i) attaching and certifying on behalf of Purchaser complete and correct copies of (A) the certificate of incorporation and the bylaws (or other governing instruments) of Purchaser, each as in effect as of the Closing, (B) the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, and
                     (C) any required approval by the stockholders of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing.

        SECTION 7.4 CASUALTY OR CONDEMNATION LOSS. If, after the date of this Agreement but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain, Purchaser shall nevertheless be required to close and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty to be repaired or restored, at Seller's sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing. Notwithstanding the preceding, if the loss caused by such casualty or taking exceeds U.S. $500,000, either Party may, by notice to the other at least one (1) Business Day prior to Closing, elect to terminate this Agreement under Section 9.1.

                            ARTICLE 8   TAX MATTERS

        SECTION 8.1 LIABILITY FOR TAXES. (a) Seller shall be liable for, and shall indemnify and hold harmless Purchaser and the Company from and against, any Taxes imposed on or incurred by the Company and attributable to any taxable period ending prior to the Effective Time, and the portion, determined as described in Section 8.1(c), of any such Taxes for any taxable period beginning prior to the Effective Time and ending after the Effective Time which is allocable to the portion of such period occurring prior to the Effective Time (the "Pre-Effective Time Period").

        (b) Purchaser shall be liable for, and shall indemnify and hold harmless Seller and its Affiliates from and against, any Taxes imposed on or incurred by the Company and attributable to any taxable period beginning on or after the Effective Time, and the portion, determined as described in Section 8.1(c), of any such Taxes for any taxable period beginning prior to the Effective Time and ending after the Effective Time which is allocable to the portion of such period occurring on or after the Effective Time (the "Post-Effective Time Period").

        (c) Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes of or with respect to the Company for a taxable period beginning prior to and ending after the Effective Time which is allocable to the Pre-Effective Time Period or the Post-Effective Time Period, the determination shall be made (i) in the case of property, ad valorem or similar Taxes (which are not based on or measured by production), by allocating all such Taxes on a per diem basis, (ii) in the case of franchise, capital or similar Taxes (which are not based on or measured by income or profit), by allocating all such Taxes on a period diem basis, and (iii) in the case of other Taxes, by assuming that each of the Pre-Effective Time Period and the Post-Effective Time Period constitutes a separate taxable period and by taking into account the actual taxable events occurring during each such period.

        (d) Any claim for indemnification under this Section 8.1, except to the extent otherwise provided in this Article 8, shall be resolved in accordance with the procedures described in Section 10.2.

        SECTION 8.2 PREPARATION AND FILING OF TAX RETURNS. (a) With respect to each Tax return for, by or with respect to the Company that is required to be filed on or before the

Closing Date, Seller shall cause such Tax return to be prepared, shall cause to be included in such Tax ret urn all items of income, gain, loss, deduction and credit or other items (collectively "Tax Items") required to be included therein and shall timely file or cause to be filed (assuming it has authority to do so) such Tax return with the appropriate taxing authority and shall (subject to any right of indemnification under Section 8.1) pay the amount of Taxes shown to be due on such Tax return.

        (b) With respect to each Tax return for, by or with respect to the Company that is required to be filed after the Closing Date, Purchaser shall cause such Tax return to be prepared, shall cause to be included in such Tax return all Tax Items required to be included therein, and shall cause the Company to file timely such Tax return with the appropriate taxing authority and shall (subject to any right of indemnification under Section 8.1) pay timely the amount of Taxes shown to be due on such Tax return.

        (c) Any Tax return to be prepared pursuant to the provision of this Article shall be prepared in an appropriate manner consistent with good accounting practices followed in prior years with respect to similar Tax returns, except for changes required by changes in law.

        SECTION 8.3 ALLOCATION ARRANGEMENTS. Effective as of the Closing Date, any tax indemnity, sharing, allocation or similar agreement or arrangement that may be in effect prior to the Closing Date between or among the Seller and the Company, shall be extinguished in full, and any liabilities or rights existing under any such agreement or arrangement shall cease to exist and shall no longer be enforceable.

        SECTION 8.4 ACCESS TO INFORMATION. (a) Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of Seller (including without limitation work papers and correspondence with taxing authorities), and shall afford Purchaser (or its designees) the right (at Purchaser's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

        (b) Purchaser shall grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of Purchaser or the Company (including without limitation work papers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

        (c) Each of the Parties hereto will preserve and retain all schedules, work papers and other documents relating to any Tax returns of or with respect to the Company or to any claims, audits or other proceedings affecting the Company until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

        SECTION 8.5 TAX PROCEEDINGS. In the event Purchaser, the Company, or any of their Affiliates receives notice of any examination, claim, adjustment or other proceeding with respect to the liability of the Company for Taxes for any taxable period for which Seller is or may be liable under Section 8.1, Purchaser shall, within ten (10) days, notify Seller in writing. Seller and Purchaser shall cooperate with each other, and with their respective Affiliates, and will consult with each other in the settlement of any proceeding described in this
Section 8.5 that could affect the other.

        SECTION 8.6 CONFLICT. In the event of a conflict between the provisions of this Article 8 and any other provision of this Agreement, this Article 8 shall control.

                            ARTICLE 9   TERMINATION

        SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to Closing: (i) by the mutual prior written consent of Seller and Purchaser; (ii) by either Seller or Purchaser pursuant to the provisions of
Section 7.4; or (iii) by either Seller or Purchaser, if Closing has not occurred on or before March 31, 2001, provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1(iii) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder. This Agreement shall also terminate in the circumstances described in Section 5.7(b).

        SECTION 9.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 3.12, 4.8, 5.3, 5.6, 11.4, 11.8, 11.9, 11.16 and 11.17 and the confidentiality obligation in Section 5.1, all of which shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1(iii) shall not relieve any Party from liability (including liability for consequential damages) for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Section 9.1(iii) and any Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys' fees in addition to any other relief to which such Party maybe entitled.

                   ARTICLE 10   INDEMNIFICATION; LIMITATIONS

        SECTION 10.1  INDEMNIFICATION.

        (a) From and after Closing, Purchaser shall indemnify, defend and hold harmless Seller from and against all Damages incurred or suffered by Seller

                (i) caused by or arising out of or resulting from the ownership, use or operation of the Assets, whether before or after the Effective Time or the Closing Date,

                (ii) caused by or arising out of or resulting from Purchaser's breach of any of Purchaser's covenants or agreements contained in Article 5, or

                (iii) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in
                Article 4 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 7.3(b),

     EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, but excepting Damages to the extent caused by the gross negligence or willful misconduct of such Indemnified Person and further excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 10.1(b) at the time the claim notice is presented by Purchaser.

        (b) From and after Closing, Seller shall indemnify, defend and hold harmless Purchaser against and from all Damages incurred or suffered by Purchaser

                (i) attributable to or arising out of the Company's obligations and liabilities with respect to the actions, suits or proceedings, if any, set forth on Schedule 3.5;

                (ii) caused by or arising out of or resulting from Seller's breach of any of Seller's covenants or agreements contained in Article 5, or

                (iii) caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in
                Article 3 of this Agreement, or in the certificate delivered by Seller at Closing pursuant to Section 7.2(c),

     EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, but excepting Damages to the extent caused by the gross negligence or willful misconduct of such Indemnified Person.

        (c) Notwithstanding anything to the contrary contained in this Agreement, this Section 10.1 contains the Parties' exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 3, 4 and 5 (excluding Section 5.6, which shall be separately enforceable by Seller pursuant to whatever rights and remedies are available to it outside of this Article 10) and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 7.2(c) or 7.3(b), as applicable. From and after Closing, except for the remedies contained in this Section 10.1, and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Articles 3, 4 and 5 (excluding Section 5.6), Seller and Purchaser each releases, remises and forever discharges the other and its Affiliates and all such Persons' stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or the Company's ownership, use or operation of the Assets, including without limitation any rights under insurance policies issued or underwritten by the other Party or any of its Affiliates and any rights under agreements between the Company and the Seller or any other Affiliate of the Company, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, but excepting suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action caused by the gross negligence or willful misconduct of such released Person and further excepting any existing contractual rights under service contracts entered into in the ordinary course of business between the Company and Affiliates of the Company relating to the provision of geological, geophysical, engineering or well services.

        (d) "Damages", for purposes of this Article 10, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Seller shall not be entitled to indemnification under this Section 10.1 for, and "Damages" shall not include, (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages, or (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Person after the Closing Date.

        (e) The indemnity to which each Party is entitled under this Section
10.1 shall be for the benefit of and extend to such Party's present and former Affiliates, and its and their respective directors, officers, employees, and agents. Any claim for indemnity under this Section 10.1 by any such Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 10.1 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 10.1(e). Each of Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

        (f) Purchaser and Seller agree that any remediation activities undertaken with respect to any claimed Damages relating to a breach of Seller's representation and warranty pursuant to section 3.8 or any Claim related to environmental matters covered by such representation and warranty, whether conducted by Purchaser or Seller, shall be reasonable in extent and cost effective and shall not be designed or implemented in such a manner as to exceed what is required to cause a condition to be brought into compliance with applicable Laws.

SECTION 10.2  INDEMNIFICATION ACTIONS.

        (a) All claims for indemnification under Section 10.1 shall be asserted and resolved as follows: For purposes of this Article 10, the term "Indemnifying Person" when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 10, and the term "Indemnified Person" when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 10.

        (b) To make claim for indemnification under Section 10.1, subject to
Section 10.1(e), an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the "Claim Notice"). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a "Claim"), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person's ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

        (c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its liability to defend the Indemnified Person against such Claim under this Article
10. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its liability to defend the Indemnified Person, the Damages for which the Indemnified Person is seeking indemnity shall be conclusively deemed a liability of the Indemnifying Person hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

        (d) If the Indemnifying Person admits its liability to indemnify the Indemnified Person, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Parties agree to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Parties shall jointly participate in any defense or settlement of any Claim pursuant to this Section 10.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person's liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

        (e) If the Indemnifying Person does not admit its liability to indemnify the Indemnified Person or admits its liability but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person's choosing, subject to the right of the Indemnifying Person to admit its liability to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its liability to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for indemnification with respect to such Claim and (ii) if liability is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its liability for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

        (f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Person hereunder.

SECTION 10.3  LIMITATION ON ACTIONS.

        (a) The representations and warranties of the Parties in Articles 3 and 4 and the covenants and agreements of the Parties in Article 5, and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Sections 7.2(c) and 7.3(b), as applicable, shall survive the Closing for a period of one year, except the representations and warranties of Seller set forth in Sections 3.3(a) and

3.3(j), and the corresponding representations and warranties given in the certificate delivered by Seller at Closing, which shall survive the Closing for a period of two years. The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

        (b) The indemnities in Sections 10.1(a)(ii), 10.1(a)(iii), 10.1(b)(ii) and 10.1(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Sections 10.1(a)(i) and 10.1(b)(i) shall continue without time limit.

        (c) Seller shall not have any liability for any indemnification under
Section 10.1 until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds twenty thousand dollars ($20,000) U.S. and then only to the extent such Damages exceed twenty thousand dollars ($20,000), provided, however, that this Section 10.3(c) shall not limit Seller's liability under Section 10.1(b)(i).

        (d) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

                           ARTICLE 11  MISCELLANEOUS

        SECTION 11.1 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

        SECTION 11.2 NOTICES. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy or by recognized courier service, as follows:

          If to Seller:       VAALCO Energy, Inc.
                              4600 Post Oak Place, Suite 309
                              Houston, Texas 77027
                              Telephone: 713-623-0801
                              Telecopy:   713-623-0982
                              Attn:  President

          If to Purchaser:    PanAfrican Energy Corporation Ltd.
                              PO Box 332
                              Sir Walter Raleigh House
                              48-50 Esplanade, St. Hellier, Jersey, Channel
                              Islands JE4 9YA
                              Telephone: 44-1534-700903
                              Telecopy:  44-1534-700901
                              Attn:  J. Goodrich or other Vice President

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

        SECTION 11.3 SALES OR USE TAX, RECORDING FEES AND SIMILAR TAXES AND FEES Purchaser shall bear any sales, use, excise, gross receipts, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the transfer of the Shares or other transactions contemplated hereby. If such transfer or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser shall timely furnish to Seller such certificate or evidence.

        SECTION 11.4 EXPENSES. Except as provided in Section 11.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

        SECTION 11.5 CHANGE OF NAME. Purchaser shall, as promptly as practicable, but in any case within thirty (30) days after the Closing Date, amend the charter and bylaws (or equivalent governing documents) of the Company to change the Company's name to a name not containing "VAALCO" or any abbreviations or variants thereof and make any filings necessary to change the name of all local branches through which the Company does business accordingly. As promptly as practicable, but in any case within one hundred eighty (180) days after the Closing Date, Purchaser shall eliminate the name "VAALCO," and any abbreviations or variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

        SECTION 11.6 REPLACEMENT OF BONDS, LETTERS OF CREDIT AND GUARANTEES. The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller or any other Affiliate of the Company with any Governmental Authority or third Person and relating to the Company or the Assets are to be transferred to Purchaser. On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and such Affiliates or to consummate the transactions contemplated by this Agreement.

SECTION 11.7  RECORDS.

        (a) Within ten (10) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser any Records that are in the possession of Seller or its Affiliates, and not already in the possession of Purchaser or its Affiliates, subject to Section 11.7(b).

        (b) Seller may retain the originals of those Records relating to tax, and accounting matters or ongoing litigation, if any, for which Seller is retaining responsibility and provide Purchaser with copies thereof. Seller may retain copies of any other Records.

        (c) Purchaser, for a period of seven (7) years following the Closing, shall (i) retain the Records, (ii) provide Seller, its Affiliates, and its and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller's expense and (iii) provide Seller, its Affiliates, and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any claim for indemnification made under Section 10.2 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser under this Agreement) for review and copying at Seller's expense and to Seller's and its Affiliates' respective officers, employees and representatives for the purpose of discussing any such claim, provided that Purchaser shall have the right to have its own representatives present during any such meeting.

        SECTION 11.8 GOVERNING LAW. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, United States of America without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

        SECTION 11.9 ARBITRATION. It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Section 11.9. Either Party may submit such a dispute, controversy, or claim to arbitration by notice to the other Party and the administrator for the American Arbitration Association ("AAA"). The arbitration proceedings shall be conducted in Houston, Texas, United States of America in accordance with the International Arbitration Rules of the American Arbitration Association as in effect on the date hereof. The arbitration shall be heard and determined by three (3) arbitrators. Each Party shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration. The Party appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second Party appointed arbitrator. If the Party appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal and/or one Party fails to appoint its Party appointed arbitrator within the applicable period, the AAA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years experience in the legal and/or commercial aspects of the petroleum industry. None of the arbitrators shall have been an employee of or consultant to either Party to this Agreement or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. All decisions of the arbitral tribunal shall be by majority vote. The arbitration shall be conducted in the English language. The arbitrators may not award special punitive damages except those claimed by Persons other than Indemnified Persons under this Agreement for which responsibility is being allocated between the Parties. Each Party shall pay its own expenses in connection with the arbitration, but the compensation and expenses of the arbitrators shall be borne in such manner as may be specified in the arbitral award. Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the courts of the State of Texas, United States of America, shall apply to and be binding in any arbitration proceeding conducted under this Section 11.9.

        SECTION 11.10 CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

        SECTION 11.11 WAIVERS. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        SECTION 11.12 ASSIGNMENT. No Party shall assign or otherwise transfer all or any part of this Agreement, nor any of its rights or duties hereunder, without the prior written consent of the other Party, such consent no to be unreasonably withheld, and any transfer made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

        SECTION 11.13 AMENDMENT. This Agreement may be amended or modified only by an agreement in writing signed by both Parties and expressly identified as an amendment or modification.

        SECTION 11.14 NO THIRD-PERSON BENEFICIARIES. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller and their permitted assignees and successors in interest to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 10.1(e).

        SECTION 11.15  REFERENCES.

        In this Agreement:

                (a) References to any gender includes a reference to all other genders;

                (b) References to the singular includes the plural, and vice versa;

                (c) Reference to any Article or Section means an Article or Section of this Agreement;

                (d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

                (e) Unless expressly provided to the contrary, "hereunder", "hereof", "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

                (f) "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

        SECTION 11.16 CONSTRUCTION. Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions.

        SECTION 11.17 LIMITATION ON DAMAGES. Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to special or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than special or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and each of Purchaser and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to special or punitive damages in connection with this Agreement and the transactions contemplated hereby. After Closing, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to consequential damages in connection with this Agreement and the transactions contemplated hereby (other than consequential damages suffered by third Persons for which responsibility is allocated between the Parties) and each of Purchaser and Seller, for itself and on behalf of its Affiliates, hereby waives any right to consequential damages after Closing in connection with this Agreement and the transactions contemplated hereby.

        SECTION 11.18 SEVERABILITY. If any provision of this Agreement (or any part of such provision) is unenforceable, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision (or any part of such provision) is unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

               IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

                     SELLER:  VAALCO ENERGY, INC.


                              -----------------------------------
                              Name:
                              Title:


                  PURCHASER:  PANAFRICAN ENERGY CORPORATION LTD.


                              -----------------------------------
                              Name:
                              Title:

ATTACHED TO AND MADE A PART OF THE STOCK PURCHASE AGREEMENT DATED JANUARY __, 2001 BETWEEN VAALCO ENERGY, INC. AND PAN AFRICAN ENERGY CORPORATION LTD.

                                   EXHIBIT A

                              HYDROCARBON INTEREST

1. That certain Exploration and Production Sharing Contract among the Republic of Gabon, VAALCO Gabon (Etame), Inc. and VAALCO Energy (Gabon), Inc. executed on July 7, 1995 and covering part of the Etame Marin block, offshore Gabon.

ATTACHED TO AND MADE A PART OF THE STOCK PURCHASE AGREEMENT DATED JANUARY __, 2001 BETWEEN VAALCO ENERGY, INC. AND PAN AFRICAN ENERGY CORPORATION LTD.

                                   EXHIBIT B

1. That certain Supplemental and Correction Deed of Assignment between Western Atlas Afrique, Ltd., as Assignor, and Vaalco Energy (Gabon), Inc., as Assignee to be dated effective as of the Effective Date.

ATTACHED TO AND MADE A PART OF THE STOCK PURCHASE AGREEMENT DATED JANUARY __, 2001 BETWEEN VAALCO ENERGY, INC. AND PAN AFRICAN ENERGY CORPORATION LTD.

                                   EXHIBIT C

1. Attach copy of JOA Amendment amending Section 3.2 of the Joint Operating Agreement

ATTACHED TO AND MADE A PART OF THE STOCK PURCHASE AGREEMENT DATED JANUARY __, 2001 BETWEEN VAALCO ENERGY, INC. AND PAN AFRICAN ENERGY CORPORATION LTD.

                                SCHEDULE 3.3(G)

                                 BALANCE SHEET

Attached.

ATTACHED TO AND MADE A PART OF THE STOCK PURCHASE AGREEMENT DATED JANUARY __, 2001 BETWEEN VAALCO ENERGY, INC. AND PAN AFRICAN ENERGY CORPORATION LTD.

                                  SCHEDULE 3.7

                        OUTSTANDING CAPITAL COMMITMENTS

AFE # 005, dated December 5, 2000, is awaiting approval for drilling of Etame Well 3V ("ET-3V") in the Etame Main Block and the cash call for operating costs for the period October 2000 through March 2001 has not been met pending Closing of this Agreement.

ATTACHED TO AND MADE A PART OF THE STOCK PURCHASE AGREEMENT DATED JANUARY __, 2001 BETWEEN VAALCO ENERGY, INC. AND PAN AFRICAN ENERGY CORPORATION LTD.

                                  SCHEDULE 3.9

                                   CONTRACTS

Defaults under Contracts

None. (Note that the cash call for operating costs for the period from October 2000 through March 2001 has not been met pending closing of this Agreement.)

Contracts

Joint Operating Agreement among Vaalco Gabon (Etame), Inc., Operator, Vaalco Energy (Gabon), Inc. and others, as Non-Operators, dated effective as of April 4, 1997 covering the Hydrocarbon Interests.

ATTACHED TO AND MADE A PART OF THE STOCK PURCHASE AGREEMENT DATED JANUARY __, 2001 BETWEEN VAALCO ENERGY, INC. AND PAN AFRICAN ENERGY CORPORATION LTD.

                                 SCHEDULE 3.11

                   CONSENTS AND PREFERENTIAL PURCHASE RIGHTS



   AGREEMENT           DATE           TYPE OF RIGHT       ELECTION PERIOD      STATUS             PARTY
--------------------------------------------------------------------------------------------------------------
Joint Operating         4-11-97   Right of                30 Days From      Obtained       Vaalco Gabon
 Agreement                        Negotiation             Notice to Make                   (Etame), Inc.
                                  See Article 12.1(G)     Offer
--------------------------------------------------------------------------------------------------------------
Joint Operating         4-11-97   Right of                30 Days From      Obtained       Petrofields
 Agreement                        Negotiation             Notice to Make                   Exploration &
                                  See Article 12.1(G)     Offer                            Development Co.,
                                                                                           Inc.
--------------------------------------------------------------------------------------------------------------
Joint Operating         4-11-97   Right of                30 Days From      Obtained       Alcorn Petroleum
 Agreement                        Negotiation             Notice to Make                   and Minerals
                                  See Article 12.1(G)     Offer                            Corporation
--------------------------------------------------------------------------------------------------------------
Joint Operating         4-11-97   Right of                30 Days From      Obtained       Sasol Petroleum
 Agreement                        Negotiation             Notice to Make                   International,
                                  See Article 12.1(G)     Offer                            Ltd.  (Assignee of
                                                                                           Petrofields).
--------------------------------------------------------------------------------------------------------------